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EXHIBIT 18
November 8, 2022
Board of Directors
First BanCorp.
1519 Ponce De Leon Ave.

San Juan, Puerto Rico 00908-0146
Ladies and Gentlemen:
We have been furnished

a copy of the quarterly report on Form 10-Q of First BanCorp. (the “Company”) for the three and nine months ended September 30,

2022, and have

read the Company’s statement

contained in Note

1 to the

consolidated financial statements

included
therein. As stated

in Note 1 to those

financial statements, the Company

changed its method of

accounting for Treasury

Stock from the
par value method to the cost method of accounting.
We

have not audited

any financial statements

of the Company

as of any

date or for

any period subsequent

to December 31,

2021, nor
have we audited the information set forth in

the aforementioned Note 1 to the condensed consolidated financial statements; accordingly,
we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.

However,

for

purposes

of

the

Company’s

compliance

with

the

requirements

of

the

Securities

and

Exchange

Commission,

we

are
furnishing this letter.

Based on our review and discussion, with

reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s

circumstances.

Very

truly yours,

/s/ Crowe LLP
Crowe LLP
Fort Lauderdale, Florida